Exhibit 99.1

         iMergent Announces Third Quarter Fiscal 2006 Financial Results


    OREM, Utah--(BUSINESS WIRE)--May 4, 2006--iMergent, Inc.
(AMEX:IIG):

    --  Third Quarter 2006 Total Revenue of $25.0 Million

    --  $26.3 Million in Net Dollar Volume of Contracts Written
        Highest in Company History

    -- Posts Quarterly Diluted EPS of $0.22, Compared to a Loss Per Share of $0.54 in Prior Year Quarter

    --  Australia Court Sets May 9, 2006 Hearing to Enter Settlement
        Agreement

    iMergent, Inc. (AMEX:IIG), a leading provider of eCommerce and software for small businesses and entrepreneurs, today announced the results for the three and nine months ended March 31, 2006.
    Don Danks, chairman and chief executive officer, stated, "Our third quarter results, with revenue growing 142 percent as a result of the change in business model in December 2005 and net dollar volume of contracts written reaching its highest level in company history during the quarter, demonstrates that our business remains strong. We are constantly evaluating new ancillary products to ensure we offer the best solutions to our customers. We believe this will drive greater benefits as we continue to serve this very large market. Recent data confirms that there are approximately 24.7 million small businesses in the United States alone. And when you add in the international markets, we believe we are positioned to best serve this very large and underserved market."
    iMergent and the Australian Competition and Consumer Commission
(ACCC) resolved all outstanding issues at a mediation previously held in Australia. The court has set a May 9th re-listing of the matter for entry of the settlement. Under terms of the settlement and without an admission of any liability, iMergent has agreed to allow refunds up to a maximum of approximately US $468,000 to certain Australian customers and pay related administrative costs to the Australian Competition and Consumer Commission (ACCC) of approximately US $28,000. The refund account is funded entirely by funds of iMergent presently held as restricted cash in an Australian bank account and will be transferred into the refund account. If the refund account is not exhausted by the claims of certain Australian customers, the remainder of the refund account will be paid back to iMergent. iMergent will not be paying any other fees, costs or penalties under the settlement agreement. If the total value of qualifying claims exceeds the amount of the refund account, payments will be made pro rata to those seeking refunds. iMergent's total liability in this matter will not exceed approximately US $496,000, and the company had reserved a substantial portion of this settlement amount in previous quarters.
    "We expect the court will confirm the settlement at the hearing, and we look forward to returning to Australia, as it has historically been a profitable market for our StoresOnline(TM) workshops," added Danks.
    All terms of the settlement agreement are in Australian dollars. All dollar amounts appearing in this press release are shown on an "as converted" basis to the approximate US dollar equivalent as of March 29, 2006. The actual payments will be made in Australian dollars; thus, actual US dollar equivalents will vary according to prevailing exchange rates at the time of payments.

    Three-months Ended March 31, 2006 Compared to March 31, 2005

    -- Revenues for the fiscal third quarter of 2006 increased to $25.0 million from $10.3 million for the fiscal third quarter of 2005. The increase is primarily due to the change in business model regarding the customer service practice implemented in December 2005.

    -- Net dollar volume of contracts written was $26.3 million for the quarter compared to $23.8 million for the same period last year. The company believes that the net dollar volume of contracts written during each period is a relevant and meaningful statistic in understanding the operations of the company as net dollar volume of contracts written represents gross dollar sales contracts executed during the period less estimates for bad debts and discounts incurred on sales of trade receivables. A table reconciling GAAP revenue to net dollar volume of contracts written follows in this press release.

    -- Total operating expenses were $21.5 million for the quarter compared to $17.8 million for the comparable period of the previous fiscal year. The increase was primarily attributable to the increase in net dollar volume of contracts written, increased travel costs associated with higher fuel prices, additional marketing activities associated with an increase in workshops conducted in early April 2006, an increase in accounting fees associated with the restatement of previously issued financial statements and an increase in stock option compensation expense resulting from the application of SFAS No. 123R in fiscal 2006.

    -- Net income was $2.8 million, or $0.22 per diluted common share, for the three months ended March 31, 2006 compared to a net loss of $6.4 million, or $0.54 per diluted common share, for the comparable period of the previous year.

    Brandon Lewis, president and chief operating officer, said, "As part of our drive to continually improve the business, we have adjusted our product financing policy, which has resulted in a stronger customer base. To further that improvement, we continue to leverage our business with the goal of improving margins. We have several new products and initiatives in the pipeline that we feel will help accomplish this goal -- from the broadening of our training and education programs to offering exciting new products and solutions that help our merchants develop effective websites via proactive tools and solutions offering innovative and enhanced functionality."

    Nine-Months Ended March 31, 2006 Compared to March 31, 2005

    -- Revenues for the nine months ended March 31, 2006 increased to $156.9 million from $28.2 million for the nine months ended March 31, 2005. The increase reflects the recognition of $108.0 million of previously deferred revenue that would have been recognized in future periods had the change in business model regarding the customer service practice not occurred in December 2005.

    -- Net dollar volume of contracts written was $68.4 million for the nine-month period compared to $65.8 million the same period last year.

    -- Total operating expenses were $60.2 million for the nine-month period compared to $51.8 million for the same period last year.

    -- Net cash provided by operating activities for the nine-month period was $17.7 million compared to $5.5 million for the same period last year.

    -- Net income was $108.5 million, or $8.56 per diluted common share, for the nine months ended March 31, 2006 compared to a net loss of $21.2 million, or $1.81 per diluted common share, for the comparable period in the prior fiscal year.

    Robert Lewis, chief financial officer, stated, "We have built a solid foundation for our growth strategy. Net dollar volume of contracts written was up 11 percent over the prior year's third quarter, and up five percent over the second quarter of fiscal 2006. During the quarter, we generated approximately $2.4 million in cash from operating activities, and we closed the quarter with $28.1 million in cash and cash equivalents. Moreover, we have the ability to sell our receivables to generate additional cash if needed."

    Conference Call

    The company is hosting a conference call today at 8:00 a.m. PT (11:00 a.m. ET). The call will be broadcast live over the Internet at www.imergentinc.com. If you do not have Internet access, the telephone dial-in number is 800-639-0297 for domestic participants and 706-634-7417 for international participants. Please dial in five to ten minutes prior to the beginning of the call. A telephone replay will be available through May 8, 2006; dial 706-645-9291, and enter access code 8373576.

    Safe Harbor Statement

    The statements made in this press release regarding (i) iMergent's success in serving its customers and potential customers, (ii) iMergent's payments and liability relating to the ACCC settlement,
(iii) whether the court will confirm iMergent's settlement with the ACCC and iMergent will return to Australia, (iv) iMergent's ability to improve its margins, (v) iMergent's development of new products and initiatives, and whether these new products and initiatives will help iMergent improve its margins, (vi) iMergent's belief that it has built a solid foundation for its growth strategy, (vii) iMergent's ability to sell its receivables and other statements that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the Company's ability to increase the net dollar volume of contracts written; the Company's ability to continue to evaluate and find ancillary products; the Company's ability to offer best solutions to its customers, or otherwise provide solutions to customers; the Company's ability to maintain a very solid customer base; the Company's ability to have lucrative long term relationships with its customers; that the market for the Company's products will continue to grow; that the Company will realize greater benefits with any growth of its market; the total amount of claims filed by Australian customers; whether there will be any funds returned to the Company from the settlement account; whether the terms of the settlement with the ACCC will be deemed to be adhered to by the Company on an ongoing basis; whether regulatory authorities will bring future actions against the Company; fluctuations in the Company's operating results because of negative publicity, seasonality, competition and other factors; adverse international or domestic regulatory developments affecting the internet or the Company's business; costs of and developments in the Company's pending litigation and SEC investigation; the Company's ability to generate revenue and profits from current strategic partnerships; the Company's ability to generate cash flow from operating activities and sales of receivables; the Company's ability to expand current markets and develop new markets and establish profitable strategic partnerships; the Company's ability to continue to finance extended payment term arrangement customer contracts; whether there is continual demand for the Company's products and services in its target market of small business and entrepreneurs for assistance in establishing websites; that the Company can successfully adjust its product financing policy, and that such adjustment to policy will not negatively impact business or revenues; that the Company is able to leverage its business; that the Company does improve margins and can continue to improve margins; that new products and initiatives in the pipeline will be implemented; that new products and initiatives if implemented will improve the customer base and margins of the Company; that the Company can broaden its training and education programs as well as offer new products and solutions; that if the Company is able to broaden its training and education programs as well as offer new products and solutions that such actions will have a positive impact on the Company, its customers, its customer relationships, its margins or revenues; and, that the growth strategy undertaken by the Company will be successful. For a more detailed discussion of factors that affect iMergent's operations, please refer to the Company's Form 10-K for the year ended June 30, 2005 and its Forms 10-Q for the quarterly periods ended September 30, 2005, December 31, 2005, as well as the Form 10-Q being filed for the period ended March 31, 2006. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such forward-looking statements.

    About iMergent

    iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet. Headquartered in Orem, Utah the Company sells its proprietary StoresOnline software and training services, helping users build a successful Internet strategy to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers site development, web hosting, marketing and mentoring products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases.

    iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.



                  iMERGENT, INC. AND SUBSIDIARIES
               Condensed Consolidated Balance Sheets
           (Dollars in thousands, except per share data)
                            (unaudited)

                                         March 31, 2006  June 30, 2005
                                         --------------- -------------
Assets

Current assets:
Cash and cash equivalents                     $  28,083     $  10,691
Certificate of deposit                              500             -
Trade receivables, net of allowance for
 doubtful accounts of $6,354 as of March
 31, 2006 and  $6,452 as of June 30, 2005        10,140         7,018
Trade receivables held for sale                       -        14,006
Trade receivables pledged                             -           763
Inventories                                          92            74
Prepaid expenses and other                        3,613         2,783
                                               ---------     ---------
     Total current assets                        42,428        35,335

Restricted cash                                     496           446
Certificate of deposit                                            500
Long-term trade receivables, net of
 allowance for doubtful accounts of
 $3,387 as of March 31, 2006 and $1,508
 as of June 30, 2005                              5,092         1,754
Property and equipment, net                         582           508
Deferred income tax assets                       10,639             -
Merchant account deposits and other               1,123           384
                                               ---------     ---------
Total Assets                                  $  60,360     $  38,927
                                               =========     =========

Liabilities and Stockholders' Equity
 (Deficit)

Current liabilities:
Accounts payable                              $   3,361     $   2,376
Accrued expenses and other                        5,212         5,171
Income taxes payable                                242             -
Collateralized borrowing                              -           763
Deferred revenue, current portion                22,306        33,146
Capital lease obligations, current
 portion                                            104            91
                                               ---------     ---------
     Total current liabilities                   31,225        41,547

Capital lease obligations, net of current
 portion                                              7            79
Deferred revenue, net of current portion          3,275        80,904
                                               ---------     ---------
     Total liabilities                           34,507       122,530
                                               ---------     ---------

Commitments and contingencies

Stockholders' equity (deficit):
Preferred stock, par value $0.001 per
 share - authorized 5,000,000 shares;
 none issued                                          -             -

Common stock, par value $0.001 per share
 - authorized 100,000,000 shares;
 12,144,994 and 12,130,679 shares
 outstanding as of March 31, 2006 and
 June 30, 2005, respectively                         12            12
Additional paid-in capital                       75,791        74,807
Accumulated other comprehensive loss                 (5)           (5)
Accumulated deficit                             (49,945)     (158,417)
                                               ---------     ---------
     Total stockholders' equity (deficit)        25,853       (83,603)
                                               ---------     ---------

Total Liabilities and Stockholders'
 Equity (Deficit)                             $  60,360     $  38,927
                                               =========     =========

                   iMERGENT, INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations
            (Dollars in thousands, except per share data)
                             (unaudited)

                      Three Months Ended         Nine Months Ended
                           March 31,                 March 31,
                   ------------------------- -------------------------
                       2006         2005         2006         2005
                    -----------  -----------  -----------  -----------

Revenue:
 Product and other
  revenue          $    21,508  $     6,783  $   147,970  $    17,733
 Commission and
  other revenue          3,497        3,538        8,923       10,474
                    -----------  -----------  -----------  -----------
   Total revenue        25,005       10,321      156,893       28,207
                    -----------  -----------  -----------  -----------
Operating expenses:

Cost of product and
 other revenue           7,542        6,554       21,753       21,560
 Selling and
  marketing             10,071        8,052       27,400       22,609
 General and
  administrative         3,642        2,942       10,385        7,120
 Research and
  development              208          231          677          551
                    -----------  -----------  -----------  -----------
   Total operating
    expenses            21,463       17,779       60,215       51,840
                    -----------  -----------  -----------  -----------

Income (loss) from
 operations              3,542       (7,458)      96,678      (23,633)
                    -----------  -----------  -----------  -----------

Other income
 (expense):
 Interest income           819          938        2,099        2,594
 Interest expense           (3)         (22)         (17)         (86)
 Other income
  (expense), net           158          242         (117)         383
                    -----------  -----------  -----------  -----------
  Total other
   income, net             974        1,158        1,965        2,891
                    -----------  -----------  -----------  -----------

Income (loss)
 before income tax
 (provision)
 benefit                 4,516       (6,300)      98,643      (20,742)

Income tax
 (provision)
 benefit                (1,716)        (136)       9,829         (454)
                    -----------  -----------  -----------  -----------
Net income (loss)  $     2,800  $    (6,436) $   108,472  $   (21,196)
                    ===========  ===========  ===========  ===========

Net income (loss)
 per common share:
     Basic         $      0.23  $     (0.54) $      8.94  $     (1.81)
                    ===========  ===========  ===========  ===========
     Diluted       $      0.22  $     (0.54) $      8.56  $     (1.81)
                    ===========  ===========  ===========  ===========
Weighted average
 common shares
 outstanding:
    Basic           12,135,889   11,965,993   12,133,971   11,738,149
    Diluted         12,691,997   12,654,448   12,674,550   12,426,604

                   iMERGENT, INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Cash Flows
                       (Dollars in thousands)
                             (unaudited)
                                           Nine Months Ended March 31,
                                           ---------------------------
Increase (decrease) in cash and cash
 equivalents                                   2006           2005
                                             ----------    -----------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                           $  108,472    $   (21,199)
Adjustments to reconcile net income (loss)
 to net cash provided by operating
 activities:
    Depreciation and amortization                  212            172
    Amortization of deferred compensation            -              6
    Expense for stock options issued to
     employees                                     898              -
    Expense for stock options issued to
     consultants                                    44             67
    Related tax benefit upon issuance of
     common stock                                    -          1,014
    Gain on early extinguishment of debt             -            (39)
    Loss on disposition of property and
     equipment                                       -             17
    Changes in assets and liabilities:
       Trade receivables and trade
        receivables held for sale                7,546        (11,243)
       Inventories                                 (18)          (101)
       Prepaid expenses and other                 (830)        (3,030)
       Restricted cash                             (50)             -
       Merchant account deposits and other        (739)           357
       Deferred income tax asset               (10,639)             -
       Accounts payable, accrued expenses
        and other liabilities                    1,026          2,981
       Deferred revenue                        (88,469)        37,579
       Income taxes payable                        242         (1,130)
                                             ----------    -----------
  Net cash provided by operating
   activities                                   17,695          5,451
                                             ----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of property and equipment           (286)          (171)
                                             ----------    -----------
          Net cash used in investing
           activities                             (286)          (171)
                                             ----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES
     Net borrowings under line-of credit
      agreements                                     -          1,122
     Proceeds from exercise of options and
      warrants                                      42          1,302
     Principal payments on capital lease
      obligations                                  (59)           (67)
     Repayment of notes payable                      -           (361)
                                             ----------    -----------
          Net cash (used in) provided by
           financing activities                    (17)         1,996
                                             ----------    -----------

NET INCREASE IN CASH AND CASH EQUIVALENTS       17,392          7,276

CASH AND CASH EQUIVALENTS AT THE BEGINNING
 OF THE PERIOD                                  10,691          4,957

                                           ----------- --------------
CASH AND CASH EQUIVALENTS AT THE END OF THE
 PERIOD                                     $   28,083    $    12,233
                                             ==========    ===========

Supplemental disclosures of non-cash
 transactions:
     Trade receivables pledged and
      collateralized borrowings             $      763    $     2,681
Cash paid during the periods for:
     Interest                               $        9    $        61
     Income taxes                           $       41    $     1,953

                   IMERGENT, INC. AND SUBSIDIARIES
Net Dollar Volume of Contracts Written Reconciling Table and Deferred
                            Revenue Detail
                        (Dollars in thousands)

                                          Fiscal Year 2006
                               --------------------------------------
                                   Q1        Q2        Q3        Q4
                               ---------------------------------------

Deferred revenue, beginning of
 period                        $ 114,050 $ 119,644 $  24,256        -
Add: product and other
 contracts written net of
 estimates for bad debts and
 financial discounts              14,563    22,105    22,833        -
Less: amounts recognized as
 product and other revenue in
 the financial statements         (8,969) (117,493)  (21,508)       -
                                --------- --------- --------- --------
Deferred revenue, end
 of period                     $ 119,644 $  24,256 $  25,581        -
                                ========= ========= ========= ========

Total revenue recognized in
 financial statements          $  11,393 $ 120,495 $  25,005        -
Less: Product and other revenue
 recognized in financial
 statements                       (8,969) (117,493)  (21,508)       -
Add: Product and other
 contracts written, net of
 estimates for bad debts and
 financial discounts              14,563    22,105    22,833        -
                                --------- --------- --------- --------
Net dollar volume of contracts
 written                       $  16,987 $  25,107 $  26,330        -
                                ========= ========= ========= ========

                                          Fiscal Year 2005
                               --------------------------------------
                                   Q1        Q2        Q3        Q4
                               ---------------------------------------

Deferred revenue, beginning of
 period                        $  68,990 $  79,337 $  93,129 $106,569
Add: product and other
 contracts written net of
 estimates for bad debts and
 financial discounts              15,377    19,712    20,223   14,643
Less: amounts recognized as
 product and other revenue in
 the financial statements         (5,030)   (5,920)   (6,783)  (7,162)
                                --------- --------- --------- --------
Deferred revenue, end
 of period                     $  79,337 $  93,129 $ 106,569 $114,050
                                ========= ========= ========= ========

Total revenue recognized in
 financial statements          $   8,050 $   9,836 $  10,321 $ 10,868
Less: Product and other revenue
 recognized in financial
 statements                       (5,030)   (5,920)   (6,783)  (7,162)
Add: Product and other
 contracts written, net of
 estimates for bad debts and
 financial discounts              15,377    19,712    20,223   14,643
                                --------- --------- --------- --------
Net dollar volume of contracts
 written                       $  18,397 $  23,628 $  23,761 $ 18,349
                                ========= ========= ========= ========


    CONTACT: iMergent, Inc.
             Rob Lewis, CFO, 801-431-4695
             investor_relations@imergentinc.com
                 or
             Lippert/Heilshorn & Assoc.
             Kirsten Chapman, 415-433-3777 (Investor Relations) kirsten@lhai-sf.com
                 or
             Politis Communications
             David Politis, 801-523-3730 (Media)
             dpolitis@politis.com